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                                                                 EXHIBIT 11

                  ORION CAPITAL CORPORATION AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS PER COMMON SHARE

                (000s omitted-except for per common share data)

                                                  Year Ended December 31,
                                                ---------------------------
                                                  1994      1993      1992
                                                  ----      ----      ----
Computation of weighted average
  number of common and equivalent
  shares outstanding:

PRIMARY -
  Weighted average number of shares
    outstanding .............................    14,249    14,461    10,826
  Dilutive effect of stock options ..........        99       137        88
                                                -------   -------   -------
  Weighted average number of common and
    equivalent shares .......................    14,348    14,598    10,914
                                                =======   =======   =======

  Net earnings before preferred dividend
    requirements ............................   $55,245   $68,813   $42,872
  Preferred dividends .......................         -       409     6,358
                                                -------   -------   -------
  Net earnings attributable to common
    stockholders ............................   $55,245   $68,404   $36,514
                                                =======   =======   =======

  Net earnings per common share .............   $  3.85   $  4.69   $  3.35
                                                =======   =======   =======

FULLY DILUTED -
  Weighted average number of shares
    outstanding .............................    14,249    14,461    10,826
  Dilutive effect of stock options ..........       118       137       128
  Conversion of $1.90 Preferred Stock .......         -         -     2,066
  Conversion of $2.125 Preferred Stock ......         -        57     1,454
                                                -------   -------   -------
  Weighted average number of common and
    equivalent shares .......................    14,367    14,655    14,474
                                                =======   =======   =======

  Net earnings before preferred dividend
    requirements ............................   $55,245   $68,813   $42,872
  Adjustable rate preferred stock dividends..         -       407     1,581
                                                -------   -------   -------
  Net earnings attributable to common
    stockholders ............................   $55,245   $68,406   $41,291
                                                =======   =======   =======

  Net earnings per common share .............   $  3.85   $  4.67   $  2.85
                                                =======   =======   =======

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